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Berkshire Bancorp Inc.

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

          BERKSHIRE BANCORP INC. ANNOUNCES CONSUMMATION OF MERGERS

New York, New York, April 2, 2001. Berkshire Bancorp Inc. (NASDAQ National
Market: "ZAPS") ("Berkshire Bancorp") announced today that the previously announced merger of GSB Financial Corporation (NASDAQ: "GOSB") ("GSB Financial") with and into Berkshire Bancorp and the related merger of GSB Financial's subsidiary, Goshen Savings Bank with and into Berkshire Bancorp's subsidiary, The Berkshire Bank, was consummated as of the close of business on Friday, March 30, 2001.

Based upon the elections of GSB Financial's stockholders, a total of $20,221,905 and 589,587 shares of Berkshire Bancorp common stock will be issued to the former stockholders of GSB Financial. All shares of GSB Financial common stock for which stockholders elected to receive Berkshire Bancorp common stock or which were partly elected to receive Berkshire Bancorp common stock and all shares of GSB Financial common stock for which no valid election was received, will receive .6027 shares of Berkshire Bancorp common stock for each share of GSB Financial common stock. For those shares of GSB Financial common stock for which a valid cash election was received or for which a GSB Financial stockholder partly elected to receive cash, the following combination of cash and Berkshire Bancorp common stock will be issued: 0.2531 shares of Berkshire Bancorp common stock and $12.03 cash for each share of GSB Financial common stock. No fractional shares of Berkshire Bancorp common stock will be issued. Any GSB Financial stockholder who would otherwise be entitled to receive a fraction of a share of Berkshire Bancorp common stock will receive cash in lieu thereof.

Berkshire Bancorp also announced that its annual meeting of stockholders will be held on May 17, 2001.

Berkshire Bancorp is a bank holding company headquartered in New York City. Berkshire Bancorp has one banking subsidiary, The Berkshire Bank, a New York State chartered commercial bank. As a result of the aforementioned mergers, the four offices of the Goshen Savings Bank will be operated as the "Goshen Savings Bank Division" of The Berkshire Bank.

For further information contact:

Steven Rosenberg
President
Berkshire Bancorp Inc.
(212) 791-5362